QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.30

GENERAL CONDITIONS

to the

PROFESSIONAL DESIGN SERVICES AGREEMENT

i

GENERAL CONDITIONS

        In performing its services under the Contract Documents (as defined below) on the Project, Engineer and Design Professional (hereinafter jointly referred to as "Design Professional") and the Contractor shall be bound by the following General Conditions for Professional Services ("General Conditions"):

SECTION 1.    DEFINITIONS

        In addition to definitions set forth elsewhere in the Agreement or the General Conditions, the following terms shall have the definitions as ascribed to them herein:

        1.1.    Agreement:    Agreement means the Agreement between Contractor and Design Professional for professional services for the Project including the Exhibits listed therein.

        1.2.    Basic Services:    Basic Services means the services to be performed for or furnished to Contractor by Design Professional described in Section 2 of these General Conditions, Section 3 of the Agreement as well as those set forth in any Exhibits attached to the Agreement.

        1.3.    Additional Services:    Additional Services are for services which extend beyond the Basic Scope of Services, and means only those services to be performed for or furnished to Contractor by Design Professional as described in the Contract Documents and for which Design Professional has obtained prior written approval from the Contractor before any performance thereof.

        1.4.    Contract Documents:    Contract Documents include the Agreement, these General Conditions, any additional general conditions and/or special conditions; any exhibits, attachments, addendum, and approved written change.

        1.5.    Owner.    Owner means the record owner of the real property where the Project is to be constructed.

        1.6.    Design Professional's Consultant.    Design Professional's Consultant means a person or entity having a contract with Design Professional to perform or furnish any part of the Basic or Additional Services as Design Professional's independent professional associate or consultant engaged directly by the Design Professional on the Project. The Contractor and/or the Owner has the right to approve the Design Professional's consultants. The Design Professional shall not hire, retain or otherwise engage a consultant on the Project to which the Contractor and/or the Owner has made an objection.

        1.7.    Reimbursable Expenses:    Reimbursable Expenses means those out-of-pocket expenses of Design Professional specifically enumerated to be outside the Scope of Basic Services in the Contract Documents which are incurred directly in connection with the Project.

        1.8.    Resident Project Representative:    Resident Project Representative means the authorized representative of Design Professional who may be assigned to assist Design Professional at the site during the construction phase of the Project, upon request of the Contractor or Owner. The Resident Project Representative will be Design Professional's agent or employee and under Design Professional's supervision. As used herein, the term Resident Project Representative includes any assistants of Resident Project Representative agreed to by Contractor.

SECTION 2.    SCOPE OF BASIC SERVICES

        In addition to the Basic Services specifically set forth in the Agreement, Design Professional shall provide the following services as part of the Basic Services on the Project:

        2.1.    Design Professional shall consult with Owner and Contractor to understand Owner's and Contractor's needs and requirements for the Project, and review available data.

        2.2.    Design Professional shall identify and analyze requirements of governmental local or state agencies having jurisdiction to approve the portions of the Project designed or specified by Design Professional with whom consultation is to be undertaken in connection with the Project, and participate with Contractor or Owner in consultations with such authorities.

        2.3.    Design Professional shall hold or participate in conferences as required with various approving/regulatory agencies and private utility companies, which will affect or be affected by the Project.

        2.4.    Design Professional shall evaluate various alternate solutions available to Contractor or Owner and, after consultation with Contractor or Owner, recommend to Contractor or Owner those solutions, which in Design Professional's judgment best meet Contractor's or Owner's requirements for the Project.

        2.5.    Design Professional shall furnish the studies and plans to Contractor and review them with Contractor, which information becomes the property of the Contractor.

        2.6.    Design Professional shall revise the studies and plans in response to Owner's and Contractor's comments, as appropriate, and furnish copies of the same to Contractor.

        2.7.    Design Professional shall prepare preliminary design documents consisting of final criteria, preliminary drawings, outline specifications and written description of the Project on the basis of the studies and plans, and the specific modifications or changes in the scope, extent, character or design requirements of the Project agreed upon by Owner, Contractor and Design Professional.

        2.8.    Design Professional shall furnish the Preliminary Design documents to and review them with Owner and the Contractor.

        2.9.    On the basis of the accepted preliminary design documents, the modifications or changes in the scope, extent, character or design requirements of the Project agreed upon by Contractor and Design Professional, Design Professional shall prepare for incorporation in the Contract Documents final drawings showing the scope, extent and character of the work to be performed and furnished by Contractor, including all Project specifications.

        2.10.    Design Professional shall provide technical criteria, written descriptions and design data for Contractor's use in filing applications for permits with or obtaining approvals of such governmental, local or state agencies and authorities having jurisdiction, and assist Owner and/or Contractor in consultations with appropriate authorities as required.

        2.11.    Design Professional shall assist the Owner and the Contractor in issuing addenda as appropriate to clarify, correct or change any bidding documents.

        2.12.    Design Professional shall consult with and provide advice to Contractor during construction.

        2.13.    Design Professional shall check construction drawings and shop drawings submitted by Contractor or its subcontractor(s) for compliance with design intent.

        2.14.    Design Professional shall make visits to the site at intervals appropriate to the various stages of construction as the Owner, Design Professional or Contractor deem necessary in order to observe as an experienced and qualified design professional the progress and quality of the various aspects of the work. Design Professional shall not be responsible for the means, methods, or techniques of construction, or for any health or safety precautions as to Contractor's or Contractor's subcontractors' employees. The construction contractors are solely responsible for these functions.

        2.15.    If requested by Contractor or Owner, Design Professional shall provide the services of a Resident Project Representative at the site to assist Design Professional and to provide more continuous observations of such work. Such visits and observations by Design Professional and the

Resident Project Representative are not intended to be exhaustive or to extend to every aspect of the work in progress, or to involve detailed inspections of the work beyond the responsibilities specifically assigned to Design Professional in the Contract Documents and the Contract Documents, but rather are to be limited to spot checking, selective sampling and similar methods of general observation of the work based on Design Professional's exercise of professional judgment as assisted by the Resident Project Representative. Based on information obtained during such visits and such observations, Design Professional shall endeavor to determine in general if such work is proceeding in accordance with the Contract Documents and Design Professional shall keep Contractor informed of the progress of the work. In the event that the Design Professional is required to provide a Resident Project Representative and said representation is not a result of a clear deficiency in the project documents prepared by the Design Professional, such Resident Project Representative would be considered an Additional Service and reimbursed accordingly.

        2.16.    Design Professional shall attend scheduled and special meetings at the request of the Owner or Contractor. In addition to the responsibilities under this Section 2, the Owner and Contractor shall be entitled at all times, upon reasonable request, to be advised as to the status of work being done by Design Professional or its consultants and the details thereof.

        2.17.    Design Professional shall timely review and approve (or take other appropriate action in respect to) RFIs, changes, shop drawings, samples and other data for conformance with the design concept of the Project and in compliance with the information given in the Contract Documents. Such reviews and approvals or other action shall not extend to means, methods, techniques, sequences or procedures of construction or to safety precautions and programs incident thereto. Review of such submittals shall be conducted for the purpose of determining their accuracy, completeness and compliance with all codes and laws. By approving shop drawings, product data, samples and similar submittals, the Design Professional represents that he has checked and coordinated the information contained within such submittals with the requirements of the Contract Documents. Design Professional's action shall be taken with such reasonable promptness as to cause no delay in the work or in the construction of the Project or of any contractor, while allowing sufficient time in the Design Professional's professional judgment to permit adequate review.

        2.18.    Design Professional shall evaluate and determine the acceptability of substitute materials and equipment proposed by subcontractor(s) and shall submit such evaluations and determinations to Contractor in writing. Owner and Contractor, at their sole discretion, may approve or reject substitute materials and equipment.

        2.19.    Design Professional shall incorporate all ADA drawing review comments made by Contractor's consultant and shall make reasonable efforts to allow sufficient time in the Design Professional's judgement to permit adequate review.

        2.20.    Design Professional shall rely upon the construction budget developed by Marnell Corrao Associates and monitor costs during design of the Project and advise Contractor immediately of any deviations from the construction budget for the Project. Any time the cost estimate of the Project exceeds the construction budget for the Project, Design Professional shall redesign the Project to bring the costs of the Project within the original agreed upon budget amount. The Design Professional shall bear the cost of any re-design associated with their scope of services required to bring the Project into Budget.

SECTION 3.    RESPONSIBILITIES OF DESIGN PROFESSIONAL

        3.1.    Design Professional shall be responsible for the professional quality, technical accuracy, and the coordination of all designs, drawings, specifications, and other services furnished by Design Professional or its subconsultants or subcontractors of any tier under the Contract Documents. Design

Professional shall, without additional compensation, correct or revise any errors or deficiencies in its designs, drawings, specifications, and other services performed by the Design Professional.

        3.2.    Design Professional shall reasonably inform itself regarding the nature, condition and progress of work of others and the Contractor's on-going business, which affects or connects with the Design Professional's Services. Design Professional recognizes and agrees that other contractors, subcontractors, consultants, engineers, architects and design professionals will be performing work on the Project. Design Professional agrees to coordinate its Services with that of all other consultants, contractors, subcontractors, engineers, architects and other design professionals participating in the Project relating to Design Professional's Work or Services.

        3.3.    Design Professional covenants and agrees to furnish high quality skill and judgment in discharging its duties and to furnish efficient business administration, skill, coordination, and to complete its Services in an expeditious and economical manner consistent with the best interest of Contractor and Owner. Design Professional represents and warrants that the services to be rendered pursuant to the Contract Documents shall be performed in accordance with the standards customarily adhered to by an experienced and competent professional design organization rendering the same or similar services as provided for in the Contract Documents. With respect to Design Professional's performance under the Contract Documents, Design Professional shall promote the best interest of Contractor and Owner and assume toward Contractor and Owner a professional relationship of trust, confidence and fair dealing. Design Professional shall cooperate with Contractor and Owner in all respects relative to Design Professional's performance hereunder.

        3.4.    Design Professional hereby represents and warrants to Contractor that Design Professional is financially solvent and possesses sufficient experience, authority, personnel and working capital to complete its obligations hereunder in a timely and efficient manner and as needed and requested by the Contractor or Owner.

        3.5.    All Design Professional's services shall at all times comply with all applicable federal, state and local laws, ordinances, statutes, rules, acts or regulations in effect or that become in effect during the time services are performed under the Contract Documents, including but not limited to, local building, fire, safety and zoning codes, and the Americans with Disabilities Act, as amended from time to time. Any such services performed by Design Professional which does not conform to then-current government laws, ordinances, rules, regulations, and codes shall be changed to conform thereto by the Design Professional at Design Professional's sole expense.

        3.6.    Design Professional shall, in writing, immediately notify the Contractor of any fault or defect, in construction or otherwise, in the Project or of non-conformance with the Contract Documents.

        3.7.    Design Professional shall assign such personnel to the Project as may be reasonably requested by Owner and Contractor and shall remove any personnel deemed objectionable by Owner and Contractor. Design Professional shall not alter the assigned Project personnel without prior written consent of Contractor.

        3.8.    Design Professional shall advise Contractor and Owner, in writing, if Design Professional believes that any work will not produce a completed Project that conforms generally to the Contract Documents or that it will prejudice the integrity of the design concept of the Project as reflected in the Contract Documents.

        3.9.    The interpretations and decisions of the Design Professional shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings.

        3.10.    Based on the available documents, timetables, construction projections, and duration of the Contract Documents, Design Professional represents and warrants that Design Professional has no scheduling conflict, and Design Professional shall avoid any scheduling conflict in the future which might in any way affect Design Professional's timely performance of the Contract Documents.

        3.11.    Design Professional acknowledges that time is of the essence with respect to its performance of its Services under the Contract Documents.

SECTION 4.    CONTRACTOR'S RESPONSIBILITIES

        4.1.    Contractor shall provide to Design Professional the information in Contractor's possession, which is necessary for Design Professional to complete the Basic Services, and if applicable, Additional Services. Design Professional acknowledges that any information provided is being supplied for informational purposes only and will not be relied upon by Design Professional without his having independently verified the representations or conditions contained therein as it pertains to Design Professional's field of expertise.

        4.2.    Contractor shall examine all studies, reports, sketches, drawings, specifications, proposals and other documents presented by Design Professional. Contractor shall provide Design Professional with timely feedback in writing and, if applicable, approval or rejection of matters submitted by Design Professional to Contractor for examination.

        4.3.    Contractor shall designate an individual (the Contractor's Representative) within its organization that shall be authorized to act on behalf of Contractor to give direction to Design Professional and to whom Design Professional shall report with respect to the Project. At anytime during the term of the Contract Documents, the Contractor may designate another person or entity to act as its representative and upon doing so shall promptly advise the Design Professional of any change in this regard. Contractor's Representative shall not have the authority to authorize additional compensation unless the Contract Documents are modified in accordance with the provisions hereof. Contractor's Representative shall have a duty solely to the Owner and the Contractor and shall not have any duty or obligation to Design Professional.

        4.4.    The Contractor shall provide to the Design Professional all available inspections or reports which are required for the Design Professional to perform the Basic Scope of Services, such as soils reports, wind studies, structural, mechanical, chemical tests, and tests for hazardous materials for the Site.

        4.5.    Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect Owner and Contractor from claims set forth below which may arise out of or result from Contractor's operations and activities related to the Project and for which the Contractor may be legally liable, whether such operations be by Contractor or by its subcontractors or consultants or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be legally liable: (1) claims under workers' compensation (2) claims for damages because of bodily injury, occupational sickness or disease, or death of Contractor's employees; (3) claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor's employees; (4) claims for damages insured by usual personal injury liability coverage; (5) claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom; (6) claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; (7) claims for bodily injury or property damage arising out of competed operations.

SECTION 5.    DESIGN PROFESSIONAL'S STAFF AND SUBCONSULTING

        5.1.    Design Professional shall maintain an adequate and competent staff of professional architects, licensed or registered as required by the State of Nevada, and upon approval by the

Contractor, may use specialists services, as Design Professional may consider necessary. Design Professional, however, shall not contract any of its work under the Contract Documents with consultant without the prior written consent of Contractor. No assignment of the Contract Documents will be valid without approval of the Contractor, which approval may be withheld for any reason.

        5.2.    Agreements entered into between the Design Professional and its approved subcontractors/subconsultants shall specifically provide that the work to be performed thereunder will be subject to all of the applicable terms and conditions, including the provisions for modification, of the Contract Documents entered into between the Design Professional and Contractor, and shall further require each of its subcontractors/subconsultants to assume toward the Design Professional the same legal obligations and responsibilities which the Design Professional assumes toward Contractor under the Contract Documents.

        5.3.    Approval by Contractor of any subcontractor of any work or services shall not relieve Design Professional of any responsibility for, or liability in connection with fulfillment of its obligation under the Contract Documents.

SECTION 6.    PAYMENT OF COMPENSATION

        6.1.  Payments for Basic Services shall be a fixed fee or a lump sum in the amount specified in the Agreement between Contractor and Design Professional. Payments for Additional Services, to the extent they are required on this Project, shall be calculated on the basis of unit hourly rates of the Design Professional's various personnel on the basis set forth Exhibit B to the Agreement and hereby made a part of the Contract Documents.

        6.2.  Design Professional's unit hourly rates charged for Additional Services shall take into consideration and be inclusive of all Design Professional's cost for the Project, including, but not limited to:

          6.2.1.    Wages, salaries, employee benefits, payroll taxes, workman's compensation insurance, standard liability insurance, professional liability insurance, corporate and field overhead and administrative expenses.

          6.2.2.    All other costs applicable to Design Professional's performance of its Services as set forth in the Contract Documents.

        6.3.  Except for those expenses specifically provided in this Section, Basic Compensation set forth above includes all Reimbursable Expenses for all Basic Services and Additional Services. Design Professional shall not be entitled to any additional compensation for the Reimbursable Expenses except for those specifically set forth in the Consultant Reimbursable Policy, a copy of which is attached hereto as Exhibit "I" and incorporated herein by this reference.

        6.4.  Design Professional shall not invoice Contractor for any Work performed by its consultants beyond which Design Professional has paid for those services. Design Professional shall promptly pay all its subcontractors/subconsultants within thirty (30) calendar days after receipt of payment from the Contractor.

        6.5.  Design Professional shall submit to Contractor an application for payment on a form acceptable to the Contractor on monthly basis for Services (and if applicable for Additional Services) rendered by Design Professional during the prior month, together with such supporting documentation and other information as may be reasonably requested by Contractor. Payment of the fixed fee amount set forth in the Agreement shall be made on the percentage of completion basis as determined by the Contractor for the Services completed by Design Professional. The amount of progress payment shall be subject to the approval of the Contractor for the amount of Services completed. Except with respect to any disapproved amount, Contractor shall pay the progress payment within thirty (30) days following receipt of any such application and the documentation and information requested by Contractor.

        6.6.  Should the Contractor dispute any item in any payment request or any invoice, Contractor may withhold payment for that specific item until the disputed item is resolved. Disputed item shall be subject to a dispute resolution in accordance with the Contract Documents.

        6.7.  Should Design Professional fail to commence, provide, perform or complete any of the Services Design Professional is to provide hereunder in a timely and diligent manner, in addition to any other rights or remedies available to Contractor hereunder, Contractor at its sole discretion and option may withhold any and all payments due and owing to Design Professional until such time as Design Professional resumes performance of its obligations hereunder in such a manner so as to establish to Contractor's sole satisfaction that Design Professional's performance is or will shortly be on schedule. In the event Design Professional believes payments have been withheld unjustly, Design Professional may appeal the decisions to withhold payments to the Manager of Contractor. The manager will then decide if there is adequate justification for withholding payments, which decision shall be final and binding on all parties, however this does not limit the Design Professional's rights in regards to dispute resolution as stipulated in this agreement. Any additional time or manpower required by Design

Professional to complete the Services shall be fully absorbed by Design Professional at no additional cost to Contractor.

        6.8.  Design Professional's obligation to obtain or maintain insurance set forth in the Contract Documents and to provide Contractor with appropriate lien waivers/releases is a condition precedent to Contractor's obligation to make payment to Design Professional. No payment under the Contract Documents shall be evidence of the performance of the Contract Documents or constitute a waiver of any of the Contractor's rights and no payment shall be construed to be an acceptance of defective or improper work or services performed by Design Professional.

        6.9.  The acceptance of final payment by Design Professional and any subcontractor or sub-consultant shall constitute a waiver of all claims against the Contractor or its representative(s).

SECTION 7.    INSURANCE AND INDEMNITY

        7.1.  Design Professional and any of it Subconsultants, as defined in Section 5, of every tier shall, throughout the performance of their respective services hereunder, maintain:

          7.1.1.    Automobile Liability Insurance

            a.)  Minimum Combined Single Limit that shall not be less than One Million Dollars ($1,000,000) per occurrence;

            b.)  Commercial Automobile Liability Insurance to cover all vehicles owned by, hired by, or used on behalf of the Design Professional or subconsultants.

          7.1.2.    Workers' Compensation and Employer's Liability Insurance Statutory Limits with All States Endorsement and minimum Employer's Liability Limited shall be provided as follows:

            a.)  One Million Dollars ($1,000,000) Bodily Injury with Accident—Each Accident;

            b.)  One Million Dollars ($1,000,000) Bodily Injury by Disease—Policy Limit;

            c.)    One Million Dollars ($1,000,000) Bodily Injury by Disease—Each Employee.

          7.1.3.    Commercial General Liability Insurance

            a.)  One Million Dollars ($1,000,000) Bodily Injury and Property Damage for each occurrence;

            b.)  Two Million Dollars ($2,000,000) General Aggregate;

            c.)    One Million Dollars ($1,000,000) Products/Completed Operations Aggregate.

            Coverage shall include the following:

              i.)    Occurrence Basis

              ii.)  Premises operations;

              iii.)  Contractual Liability,

              iv.)  Products/Completed Operations;

              v.)    Broad Form Property Damage;

              vi.)  Independent Contractors/Subconsultants; and

              vii.) Such policy must be issued upon an "occurrence" basis, as distinguished form a "claims made" basis.

        7.2.  Professional Liability Insurance to include contractual coverage and an endorsements allowing cross liability, with a minimum of Two Million Dollars ($2,000,000) per claim, protecting Design Professional and Contractor from errors and omissions of Designer in connection with the performance of Designer's Services during and for a period of at least two (2) years after the completion of Design Professional's services.

        "Hotel A" site shall be identified on the certificate, and Wynn Resorts, LLC; Wynn Design and Development, LLC; Butler Ashworth, LLC' and Valvino Lamore, LLC, their directors, officers, representatives, agents and employees shall be named as additional insureds, ATMIA (As Their Interest May Appear) on the Commercial General Liability Policy and Automobile Policy.

        7.3.  All such insurance required in this Section shall be with companies and on forms acceptable to the Contractor and shall provide that such coverage thereunder may not be reduced or canceled unless thirty (30) days unrestricted prior written notice thereof is furnished to the Contractor. All insurance shall be primary and not contributory with regard to any other available insurance to the Contractor. All insurance shall be written by companies with BEST Guide rating of A- or better. Certificates of insurance (or copies of policies, if required by the Contractor) shall be furnished to the Contractor and contain a waiver of subrogation.

        7.4.  To the fullest extent permitted by law, Design Professional shall defend (if required by the Contractor and with counsel approved by Contractor), indemnify and hold harmless Contractor, its parent company, and any subsidiaries, related and affiliated companies of each, and the officers, directors, employees, agents and assigns of each from and against any and all losses, damages, injuries, causes of action, claims, demands and expenses (including legal fees) of whatever kind or nature arising directly or indirectly, in whole or in part, from or out of: any negligent act, error or omission of Design Professional or of anyone for whose acts Design Professional may be legally liable. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement. Design Professional's indemnification obligations contained in this paragraph shall be deemed to include all actions of its officers, directors, employees, Subconsultants, agents and representatives.

        7.5.  To the fullest extent permitted by law, Contractor shall defend (if required by Design Professional), indemnify and hold harmless Design Professional, its officers, directors, employees, agents and assigns of each from and against any and all losses, damages, injuries, causes of action, claims, demands and expenses (including legal fees) of whatever kind or nature to the extent arising from or out of any negligent act, error or omission of Contractor. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement. Contractor's indemnification obligation contained in this paragraph shall be deemed to include all action of its officers, directors, employees, subcontractors, consultants, agents, and representatives, but shall not apply to any errors or omissions of Design Professional.

SECTION 8.    TERMINATION/SUSPENSION

        8.1.  The Agreement may be terminated by Contractor at any time without cause upon seven (7) days written notice to Design Professional without any penalty payments except for services rendered up to the date of Design Professional's receipt of Notice of Termination.

          8.1.1.    Request for payment due to termination shall be accompanied by Design Professional's actual time records and other substantiating documentation, as may be requested by Contractor. Such documentation shall be forwarded to Contractor within thirty (30) days of the Notice of Termination or the request for payment shall be considered noncompensable.

        8.2.  Contractor may terminate the Agreement for cause, if Design Professional fails to substantially perform in accordance with the terms of the Agreement, through no fault of Contractor,

upon written notice to Design Professional, unless Design Professional remedies such failure within five (5) days after receipt of such notice.

          8.2.1.    If Contractor terminates the Agreement for cause, Contractor shall owe Design Professional no additional compensation or termination expense. Moreover, in that event Design Professional shall be liable for any damages incurred by the Contractor as a result of Design Professional's actions or inactions, including delay damages, plus any expense, costs and professional or attorney's fees incurred by Contractor, which sums shall be due upon presentation of Contractor's invoice. The Contractor shall have the right and is authorized to set-off against and deduct from any amounts payable to Design Professional any damages suffered by the Contractor due to any default or breach of the Agreement by Design Professional or in the event giving rise to the termination or due to other defaults of Design Professional in complying with the terms of the Agreement. Design Professional shall continue to be fully liable for all such damages to the Contractor. A waiver by the Contractor of one default by Design Professional shall not be considered to be a waiver of any subsequent default by Design Professional, nor be deemed to amend or modify the terms of the Agreement.

        8.3.  After receipt of a Notice of Termination, and except as otherwise directed by the Contractor, Design Professional shall: (1) stop work under the Contract Documents on the date and to the extent specified in the Notice of Termination; (2) place no further orders or subcontracts for materials, services, or facilities except as may be necessary for completion of such portion of the work under the Contract Documents; (3) terminate all orders and subcontracts to the extent that they relate to the performance of work terminated by the Notice of Termination; (4) assign to the Contractor, all of the right, title, and interests of Design Professional under the orders and subcontracts so terminated, in which case the Contractor shall have the right, in its discretion, to settle or pay any or all claims arising out of the termination of such orders and subcontracts; (5) settle all outstanding liabilities and all claims arising out of such termination of orders and subcontracts, subject to the approval of the Contractor: (6) complete performance of such part of the work as shall not have been terminated by the Notice of Termination: and (7) take such actions as may be necessary, or as the Contractor may direct, for the protection and preservation of the property related to the Contract Documents which is in possession of Design Professional and in which the Contractor has, or may acquire, interest.

        8.4.  Contractor may also suspend performance of the Contract Documents immediately upon written notice to Design Professional in the event Contractor wishes to suspend the Project for a period of no greater than ninety (90) days. Design Professional shall immediately cease its Services upon the receipt of such notice of suspension. After any such suspension, Contractor may, at any time, reinstate performance of the Contract Documents upon not less than five (5) days written notice to Design Professional.

SECTION 9.    FORCE MAJEURE

        9.1.  The respective duties and obligations of the parties hereunder shall be suspended while and so long as performance thereto is prevented or impeded by strikes, disturbances, riots, fire, governmental action, war acts, acts of God, or any other cause similar to the foregoing which are beyond the reasonable control of the party from whom the affected performance was due.

SECTION 10.    RECORDS/AUDITS/INSPECTION

        10.1.    Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed in the basis of Direct Personnel Expense shall be available to the Contractor.

SECTION 11.    LITIGATION

        11.1.    In the event that any dispute, claim or other matter in question is not resolved by negotiation or mediation, then any party may have its dispute resolved by litigation. For all purposes, the venue of any litigation shall be the Eighth Judicial District Court in and for the County of Clark, Las Vegas, Nevada.

        11.2.    Design Professional shall continue to perform work during any dispute, informal dispute resolution, mediation, arbitration proceeding, or litigation notwithstanding any controversy with respect to any matter relating to its Work, the Project, and the Contract Documents.

        11.3.    When a claim is made by others that the Design Professional's Work or Services were negligent, caused damage or delayed the Project, upon request by Contractor, Design Professional shall participate as a party in any dispute resolution proceeding between the Contractor, Owner, or other consultants and design engineers, without compensation. If Design Professional is requested to participate in any dispute resolution proceeding when the Design Professional's Work or Services are not claimed to be negligent, caused damage or delayed the Project, the Design Professional shall, at the request of the Contractor, participate in such proceeding with compensation at the rates agreed upon between the Contractor and the Design Professional.

SECTION 12.    OWNERSHIP OF WORK PRODUCTS, EQUIPMENT AND MATERIAL

        12.1.    Contractor has full rights of ownership to the physical design and its built/executed form. Design Professional retains creative rights of authorship and publicity rights subject to 16.1.

SECTION 13.    SAFETY

        13.1.    Design Professional agrees that Design Professional shall ensure that its supervisory personnel, employees, agents and subconsultants at the jobsite comply strictly with OSHA and subconsultants' rules (as amended from time to time) governing the conduct of their employees, agents and subconsultants at and about the jobsite of the Project.

SECTION 14.    SINGULAR AND PLURAL WORDS

        14.1.    All words used in Contract Documents in the singular form shall extend to and include the plural. All words used in the plural form shall extend to and include the singular.

SECTION 15.    INTERPRETATION OF CONTRACT DOCUMENTS

        15.1.    Each party assumes joint responsibility for the contents of this Agreement, and acknowledges that the Agreement shall be interpreted as though each of the parties participated equally in the composition of the Agreement, and the Agreement shall not be construed against any party as a drafting party.

SECTION 16.    CONFIDENTIALITY AND RELEASE OF INFORMATION

        16.1.    Design Professional, its agents or employees, shall not make public information releases or divulge information concerning its professional services rendered pursuant to the Contract Documents or the Project without Contractor's prior written consent. Design Professional shall obtain similar agreements from any other firms or individuals employed by Design Professional in performance of the Contract Documents. Data, reports, drawings, specifications and any other documents belonging to the Contractor or pertaining to this Project shall not be released by the Design Professional without the prior written consent of the Contractor.

SECTION 17.    ASSIGNMENT

        17.1.    All of the terms, conditions and provisions of the Contract Documents, and any amendments thereto, shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns. The Design Professional shall not assign the Contract Documents without the written consent of the Contractor, which may be withheld for any reason by the Contractor. Contractor may freely assign the Contract Documents.

SECTION 18.    INVALIDITY OF PROVISIONS

        18.1.    Should any part of the Contract Documents be rendered void, invalid, or unenforceable by any court of law, for any reason such determination shall not render void, invalid or unenforceable any other part of the Contract Documents unless doing so would frustrate the manifest intent of the parties. Further, any court order striking any portion of the Contract Documents shall modify the stricken terms to give as much affect as possible to the written intention of the parties under the Contract Documents.

SECTION 19.    AUTHORIZATION

        19.1.    The parties executing the Contract Documents acknowledge and represent that all proper authorizations have been obtained for the execution of the Contract Documents and for the compliance with each and every term hereof. Each undersigned warrants that (s)he is authorized and has the authority to execute the Contract Documents on behalf of the Contractor or the Design Professional as the case may be.

SECTION 20.    CAPTIONS AND PRONOUNS

        20.1.    Paragraph titles or captions herein are inserted as a matter of convenience and for reference only and in no way define, limit, extend or describe the scope of the Contract Documents or any provisions contained herein. The references to the parties are made in the male gender for convenience of reference only.

SECTION 21.    WAIVER

        21.1.    No consent or waiver, express or implied, by any party to the Contract Documents, or any breach or default by any other party in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver or any other breach or default by such party hereunder. Failure on the part of the Contractor to complain of any act or failure to act of the Design Professional or to declare Design Professional in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of the Contractor. Inspection by, payment by, tentative approval by or acceptance by the Contractor, or the failure of the Contractor to perform any inspection hereunder, shall not constitute a final acceptance of the Design Professional's Services or any part thereof and shall not release Design Professional from any of its obligations hereunder.

SECTION 22.    MERGER

        22.1.    All representations, statements, interpretations, clarifications, negotiations, proposals, and agreements prior to the date hereof, whether with or from the Contractor are merged into the Contract Documents and the Exhibits attached to the Agreement and are superseded hereby. There are no agreements or understandings other than as set forth in the Contract Documents and the Exhibits attached thereto. To the extent that Design Professional's proposal is attached as an Exhibit to the Contract Documents, any terms contained in the proposal which are contradictory to the terms of the Contract Documents shall not be deemed to have been incorporated as part of the Contract

Documents and the terms of the Contract Documents, and not the proposal, shall govern and be controlling.

SECTION 23.    TAXES

        23.1.    Design Professional shall have sole and exclusive liability for all employment, excise, sales and use, and other taxes, charges or contributions with respect to or imposed on any Work or Services supplied by Design Professional hereunder, including such taxes or contributions imposed on the wages, salaries or other remuneration paid to persons employed by Design Professional in the performance of the Contract Documents. Design Professional certifies that such taxes or contributions will be deducted and paid to the proper governmental authorities. Design Professional shall pay all such taxes and contributions before delinquency or discount date and hereby agrees to indemnify, defend and hold harmless Indemnities from any liability or expense of reason of Design Professional's failure to pay such taxes or contributions. The indemnity shall survive the expiration or prior termination of the Contract Documents.

SECTION 24.    RIGHTS AND REMEDIES

        24.1.    The duties and obligations imposed by the Contract Documents and the rights and remedies available hereunder shall be in addition to, and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available at law or in equity and no right, power or remedy in the Contract Documents or otherwise conferred upon or reserved to Contractor or Design Professional shall be considered to exclude, impair or suspend any other right, power or remedy, but the same shall be cumulative and shall be in addition to any other right, power or remedy available under the Contract Documents, at law or in equity.

EXHIBIT "1"

WYNN DESIGN and DEVELOPMENT
CONSULTANT REIMBURSABLE EXPENSES POLICY

        The Consultant Reimbursable Expenses Policy defines the only reimbursable expenses to which the Design Professional is entitled pursuant to the Contract Documents. This Policy is provided as an equitable solution for both parties, while simplifying the accounting and bookkeeping efforts for all.

        The policy is as follows:

        1.    The consultant must provide receipts for any and all expenses to be considered for reimbursement. Approved reimbursable expenses shall be paid at actual cost.

        2.    Reimbursable expenses shall be defined as, but not necessarily limited to, color copies, blueprinting or general reproduction costs, express mail, transportation costs, long distance phone calls, lodging and meals.

        3.    General home office expenses such as copying, faxes, plotting, computer time, in-house reproduction and other miscellaneous charges shall not be reimbursed and should be included as part of your fee.

        4.    Product samples, renderings, or any other special presentation material which the consultant deems necessary for presentation or completion of their work will not be considered for reimbursement without the Owner's prior approval.

        5.    All air travel, rental car, and hotel accommodation arrangements shall be submitted to the Owner for approval at least seven (7) days in advance of the anticipated travel dates. The Owner's designated travel agency shall make all travel arrangements. Air travel will be by the most economical means possible and shall be ticketed at a coach-class fare. Consultants wishing to upgrade from coach will be responsible for the differential expense between coach and the upgrade. If a principal wishes to travel first class, then that should be factored into the basic fee. No extras such as flight insurance will be reimbursed.

        6.    When staying in Las Vegas all consultants will stay at a hotel of the Owner's choosing, in a typical room. The Owner will pay for the hotel room. Extras such as pay per view movies, local and long distance telephone calls to numbers other than your local or out-of-state office will not be reimbursed.

        7.    Rental cars will be of a standard classification and the Owner's designated travel agency shall make arrangements for it.

        8.    Meals while traveling will be reimbursed. The per diem per day for meals shall not exceed $60.00 per day per person. Charges for alcoholic beverages will not be considered a reimbursable expense.

        9.    Tipping of up to 15% of cost will be reimbursable for ground transportation and meals. Any portion of gratuities above 15% is left to the Consultant's discretion and will not be reimbursed.

        10.  Any local or home-office travel, mileage, meals or telephone calls will not be reimbursed.

        Please consider all of the above before presenting your fee proposal.

QuickLinks

Exhibit 10.30
GENERAL CONDITIONS to the PROFESSIONAL DESIGN SERVICES AGREEMENT
TABLE OF CONTENTS
GENERAL CONDITIONS
  SECTION 1. DEFINITIONS
  SECTION 2. SCOPE OF BASIC SERVICES
  SECTION 3. RESPONSIBILITIES OF DESIGN PROFESSIONAL
  SECTION 4. CONTRACTOR'S RESPONSIBILITIES
  SECTION 5. DESIGN PROFESSIONAL 'S STAFF AND SUBCONSULTING
  SECTION 6. PAYMENT OF COMPENSATION
  SECTION 7. INSURANCE AND INDEMNITY
  SECTION 8. TERMINATION/SUSPENSION
  SECTION 9. FORCE MAJEURE
  SECTION 10. RECORDS/AUDITS/INSPECTION
  SECTION 11. LITIGATION
  SECTION 12. OWNERSHIP OF WORK PRODUCTS, EQUIPMENT AND MATERIAL
  SECTION 13. SAFETY
  SECTION 14. SINGULAR AND PLURAL WORDS
  SECTION 15. INTERPRETATION OF CONTRACT DOCUMENTS
  SECTION 16. CONFIDENTIALITY AND RELEASE OF INFORMATION
  SECTION 17. ASSIGNMENT
  SECTION 18. INVALIDITY OF PROVISIONS
  SECTION 19. AUTHORIZATION
  SECTION 20. CAPTIONS AND PRONOUNS
  SECTION 21. WAIVER
  SECTION 22. MERGER
  SECTION 23. TAXES
  SECTION 24. RIGHTS AND REMEDIES
EXHIBIT "1" WYNN DESIGN and DEVELOPMENT CONSULTANT REIMBURSABLE EXPENSES POLICY